Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-11 of our reports dated February 14, 2005 relating to the financial statements and financial statement schedules of Lightstone Value Plus Real Estate Investment Trust, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

Kamler, Lewis & Noreman LLP

Great Neck, NY

February 21, 2005